Exhibit 99.1

UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF FLORIDA, JACKSONVILLE DIVISION

In re:

NETBANK, INC.	Case No. 3:07-bk-04295-JAF
Chapter 11

Debtor.

[FORM OF] DISCLOSURE STATEMENT WITH RESPECT TO LIQUIDATING PLAN
OF REORGANIZATION OF NETBANK, INC.

[NOTE:  THIS FORM OF DISCLOSURE STATEMENT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING SUFFICIENT INFORMATION TO ENABLE CREDITORS TO MAKE AN INFORMED JUDGMENT ABOUT THE ATTACHED PLAN OF REORGANIZATION.]

NetBank, Inc. the debtor and debtor-in-possession (the “Debtor”), hereby submits its Disclosure Statement with Respect to the Liquidating Plan of Reorganization of NetBank, Inc. (the “Disclosure Statement”) to its creditors and holders of equity interests pursuant to the provisions of Section 1125 of the United States Bankruptcy Code.

I.  INTRODUCTION

Pursuant to Section 1125 of the Bankruptcy Code, the Debtor in the within proceeding provides this Disclosure Statement to all of the Debtor’s creditors and holders of equity interests in Debtor. The purpose of this Disclosure Statement is to provide information reasonably necessary for its creditors, interest holders and other parties-in-interest to make an informed decision in exercising their rights to vote upon the Plan attached as Exhibit A to this Disclosure Statement. The Plan is being filed with the Bankruptcy Court simultaneously with the submission of this Disclosure Statement. All defined terms shall have the meanings ascribed in the Plan unless otherwise defined herein.

The information contained in this Disclosure Statement has been provided by the Debtor based upon its review and knowledge of the records, business and affairs of the Debtor. Except as otherwise expressly indicated, such information has not been subject to audit or independent review. Although great effort has been made to be accurate, the Debtor, its counsel and other professional advisors do not warrant the accuracy of the information contained herein.

Each creditor, interest holder and party-in-interest should review the Plan and this Disclosure Statement carefully, including all exhibits, in their entirety and determine whether or not to accept or reject the Plan based upon independent judgment and evaluation. The description of the Plan in this Disclosure Statement is in summary form and is qualified by reference to the actual terms and conditions of the Plan, which should be reviewed carefully before making a decision to accept or reject the Plan.

No representations concerning the Debtor, including the value of its assets, or the aggregate dollar amount of claims which may be allowed, are authorized other than as set forth in this Disclosure Statement. Any representations, warranties or agreements made to secure acceptance or rejection of the Plan by creditors of the Debtor which are other than as contained in this Disclosure Statement should not be relied upon in voting on the Plan.

The Debtor believes that the Plan will maximize the return to creditors on their Claims versus any other alternative available to the Debtor. ACCORDINGLY, THE DEBTOR URGES ALL CREDITORS TO VOTE IN FAVOR OF THE PLAN.

II.  PLAN OVERVIEW

The Plan is a liquidating plan of reorganization, which means that remaining assets will be liquidated and the proceeds realized from that liquidation will be paid to creditors as provided by the terms of the Plan.

As is more fully set forth herein, the Debtor’s assets have been partially liquidated and reduced to cash by the Chief Restructuring Officer. The Debtor is continuing its efforts to liquidate the remainder of its assets, and the Plan provides for those efforts to continue after confirmation of the Plan until all assets are liquidated or a determination is made that further liquidation efforts are not warranted.

As of the Effective Date of the Plan, the Debtor estimates to have on hand assets valued between $7.2 million and $7.9 million exclusive of projected recoveries from Avoidance Actions,  other Causes of Action and tax refunds that may be available. Of this amount, the Debtor projects to have approximately $7,000,000 in cash (inclusive of the proceeds of its remaining real estate and the cash held by MG Reinsurance after its liquidation) as of the Effective Date, and before payment of any Allowed Claims, which funds, net of reserves as provided in the Plan, will be available for distribution to Holders of Allowed Claims.

The claims listed on the Debtor’s schedules, together with claims actually filed against the estate, but net of expected duplicate claims, total approximately $66,000,000. The Debtor has begun reviewing filed claims for the purpose of identifying those claims that are disputed so that objections may be filed to any such disputed claims prior to the deadline established in the Plan.

The Plan contemplates the appointment of a Liquidating Supervisor and the continuation, in a limited capacity, of the Chief Restructuring Officer who collectively, in consultation with the Post-Effective Date Committee, will be responsible for the liquidation of estate assets and the distribution of proceeds to holders of Allowed Claims in accordance with the terms of the Plan. The first distribution to unsecured creditors may occur as soon as one hundred and twenty (120) days after the Effective Date of the Plan, and subsequent distributions shall occur to the extent of available funds and contingent upon the collection of funds or resolution of previously disputed claims.

Under the Plan, the holders of existing stock will not retain their Interests but will receive distributions based upon the Interests held as of the Confirmation Date from the proceeds of liquidation in the event that all classes of claims are satisfied in full in accordance with the Plan.

This Disclosure Statement has been prepared by the Debtor to provide creditors with adequate information so that they can make an informed judgment about the Plan. Each creditor should read this Disclosure Statement and the Plan in their entirety before voting on the Plan. No solicitation of votes on the Plan may be made until approval of this Disclosure Statement, and no person has been authorized to utilize any information concerning the Debtor’s business or assets other than the information contained herein for purposes of solicitation.

III.  INFORMATION ABOUT THE REORGANIZATION PROCESS

3.1                               Purpose Of Disclosure Statement

This Disclosure Statement includes background information about the Debtor and also identifies the classes into which creditors have been placed in the Plan. The Disclosure Statement describes the proposed treatment of each of those classes if the Plan is confirmed. In addition, this Disclosure Statement contains information concerning the impact upon creditors if confirmation of the Plan is denied, or the proposed Plan does not become effective.

Upon approval by the Bankruptcy Court, this disclosure statement and the Exhibits described will have been found to contain, in accordance with the provisions of the Bankruptcy Code, adequate information of a kind and in sufficient detail that would enable a reasonable, hypothetical investor typical of a holder of impaired claims or interests to make an informed judgment about the Plan. Approval of this Disclosure Statement by the Bankruptcy Court, however, does not constitute a recommendation by the Bankruptcy Court either for or against the Plan.

3.2                               Voting Procedure

All creditors entitled to vote on the Plan may cast their votes for or against the Plan by completing, dating, signing and causing the ballot form accompanying this Disclosure Statement to be returned to the following address:

NetBank Ballot Processing Center

c\o Kurtzman Carson Consultants LLC (“KCC”)

2335 Alaska Avenue

El Segundo, CA 90245

Ballots must be received on or before 4:00 P.M. (EST) on                       , 2008 to be counted in the voting. Ballots received after this time will not be counted in the voting unless the Bankruptcy Court so orders.

The Debtor recommends a vote for “ACCEPTANCE” of the Plan. The Debtor understands that a separate letter from the Committee (the “Committee Recommendation Letter”) will be included in the Solicitation Packages (defined below) also recommending a vote for ACCEPTANCE of the Plan.

3.3                               Ballots

Accompanying this Disclosure Statement are the Plan, which is attached as Exhibit A, the Committee Recommendation Letter and Ballots for acceptance or rejection of the Plan (collectively, the “Solicitation Packages”). Each party in interest entitled to vote on the Plan will receive a Ballot (for each class of claim or interest to which it belongs). With respect to Holders of Trust Preferred Claims in Class V, a sufficient number of Solicitation Packages will be furnished to a broker, commercial bank, transfer agent, trust company, dealer, or other intermediary or nominee (the “Nominee”) for each Holder of a Trust Preferred Claim. Nominees shall, in turn, provide the Solicitation Packages and other information requested in the Ballot to Holders of Trust Preferred Claims. As set forth in the Ballot, Holders of Trust Preferred Claims must return their Ballots to KCC by the date provided in each Ballot. The Debtor intends to have the form of Ballot or Ballots for all Holders of Claims approved by the Bankruptcy Court. A Ballot does not constitute, and shall not deemed to be, a proof of claim or equity interest or an assertion or admission of a claim or equity interest, nor shall a Ballot constitute or be deemed to be an assertion or admission on what Class a particular Claim is in for purposes of distributions under the Plan.

Members of Classes I and III through, and including, Class VIII are impaired. Members of Class II are unimpaired, and are deemed to have accepted the Plan. All other Classes are impaired voting Classes and will be asked to vote for acceptance or rejection of the Plan. A party who holds claims in more than one Class should complete a Ballot for each Class with respect to the applicable portion of its claim included in each Class.

3.4                               The Confirmation Hearing

The Bankruptcy Court has scheduled a hearing on confirmation of the Plan to commence on                         , 2008 at         .m., or as soon thereafter as the parties can be heard. The Confirmation Hearing will be held before the Honorable Jerry A. Funk, United States Bankruptcy Judge, 300 North Hogan Street, Courtroom 4D, Jacksonville, Florida 32202. At the hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code, including whether it is feasible and whether it is in the best interests of Holders of claims and interests. The Bankruptcy Court will also receive and consider a report of plan voting prepared by the Debtor summarizing the votes for acceptance or rejection of the Plan by the parties entitled to vote.

3.5                               Acceptances Necessary To Confirm Plan

At the Confirmation Hearing, the Bankruptcy Court must determine, among other things, whether each impaired Class has accepted the Plan. Under Section 1126 of the Bankruptcy Code, an impaired Class is deemed to have accepted the Plan if at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims of Class members who have voted to accept or reject the Plan have voted for acceptance of the Plan. Further, unless there is acceptance of the Plan by all members of an impaired Class, the Bankruptcy Court must also determine that members of an unsecured Class that have rejected the Plan will receive property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Class members would receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date of the Plan.

3.6                               Confirmation Of The Plan Without The Necessary Acceptances

The Plan may be confirmed even if it is not accepted by all of the impaired Classes if the Bankruptcy Court finds that the Plan does not discriminate unfairly against and is fair and equitable as to each rejecting Class. This provision is set forth in Section 1129(b) of the Bankruptcy Code and requires that, among other things, claimants must either receive the full value of their claims or, if they receive less, no Class with a junior priority may receive anything.

IV.  GENERAL INFORMATION

4.1                               History Of The Debtor

The Debtor is a financial holding company. It was founded as a Georgia corporation in 1996, and completed its initial public offering in 1997. As a holding company, the Debtor’s only business was ownership of the stock of its subsidiaries. Those subsidiaries engaged primarily in retail banking, mortgage banking, business finance, providing ATM and merchant processing services and mortgage loan servicing. The term “the Company” is sometimes used herein to refer to the Debtor and its subsidiaries on a consolidated basis.

The subsidiary companies that are directly and wholly owned by the Debtor include: NetBank (“NetBank, FSB” or the “Bank”), a federal savings bank; MG Reinsurance Company (“MG Reinsurance”), a captive reinsurance company; NetInsurance, Inc. (“NetInsurance”), an insurance agency; and NB Partners, Inc., a corporation that focused on strategic partnering opportunities.

The Debtor’s bank subsidiary, NetBank, FSB, in turn, has a number of subsidiaries, including Market Street Mortgage Corporation (“Market Street”), a retail mortgage company; NetBank Payment Systems, Inc. (“NPS”), an entity that provided ATM and merchant processing services for retail and other non-bank businesses; Meritage Mortgage Corporation (“Meritage”), an entity that provided wholesale non-conforming mortgages; Financial Technologies, Inc. (“FTI”), an entity that provided transaction processing services to financial services companies; and NB Servicing, Inc., an operating subsidiary which assisted with the sale of mortgage servicing rights. NetBank, FSB also had a wholesale mortgage division, which operated under the name of NetBank Funding Services (“NetBank Funding”); a business financing division which operated as “NetBank Business Finance;” an automobile financing division which operated as “Dealer Financial Services;” and a recreational vehicle financing division which operated as “Beacon Credit Services.”  During the fourth quarter of 2006, the Company ceased operations of NetInsurance, FTI, Meritage and Beacon Credit Services.

4.2                               The Direct and Indirect Subsidiaries’ Business Operations

Retail Banking Segment

The retail banking segment, through its Internet banking operations (the “Internet Bank”), competed in a commoditized, highly competitive marketplace for personal and small business banking relationships. It served customers in all 50 states, offering a full line of deposit and loan products along with ancillary account services. It competed with large national financial institutions, small community banks and credit unions, and, for certain product relationships, alternative providers, such as brokerages, insurance companies and credit card issuers. However, in contrast to the more traditional bricks and mortar institutions, the Internet Bank operated a branchless business model in which it delivered products and services through remote channels, including the Internet, phone and ATM, which depended on technology or a third-party partner’s physical infrastructure. The branchless operations tended to appeal to a narrower customer base than traditional banks whose branches serve the significant marketing role of being a constant reminder of their brand. The retail banking segment also included the operations of NetBank Business Finance which provided leasing and other equipment or facility-related funds to small and mid-sized companies across the United States.

Financial Intermediary Segment

The financial intermediary segment originated and purchased loans to be aggregated and re-sold into the secondary markets in the form of mortgage-backed securities or whole loans. The servicing of such loans was sold on a flow or bulk sale basis to external and internal customers. The financial intermediary segment principally originated (for purposes of this discussion the term “originate” is used to describe both the origination and the purchase of loans) 1-4 family, first and second mortgage loans.

The Company originated “agency-eligible” mortgages through retail branches, operated by its subsidiary Market Street, and its nationwide network of brokers and correspondents, operated by its NetBank Funding division. Agency-eligible mortgage loans are those mortgage loans that meet the size, documentation, borrower and credit standards to qualify to be pooled into mortgage-backed securities guaranteed by government sponsored enterprises, such as Fannie Mae, Freddie Mac and Ginnie Mae.

The same channels also originated alternative product – grade A (“Alt A”) and jumbo loan products that generally conformed to agency standards from a credit standpoint, but did not conform to documentation, size or certain other agency standards. In addition, through November 2006, NetBank originated non-conforming mortgages through a nationwide network of brokers, operated by Meritage. The Company closed Meritage during the fourth quarter of 2006.

After the sale or securitization of agency-eligible mortgage loan production, the Company, in some cases, continued to service mortgages on behalf of the permanent investor. Servicing activities included collecting and remitting mortgage loan payments, accounting for principal and interest, holding escrow funds for payment of mortgage-related expenses such as taxes and insurance, making inspections of the mortgaged premises as required, making advances to cover delinquent payments, supervising foreclosures and property dispositions in the event of unremedied default, and generally administering agency-eligible mortgage loans.

Alt-A, jumbo and non-conforming mortgage loans, which were not eligible to be securitized by Fannie Mae, Freddie Mac and Ginnie Mae, were sold to private whole loan investors and private-label mortgage conduits. From time to time, a portion of the agency-eligible products were sold on a whole loan sale basis to investors if the best execution models indicated that to be more economically beneficial. Generally, no interest was retained in Alt-A, jumbo or non-conforming mortgages once they were sold.

Transaction Processing Segment

During 2006, the Debtor’s subsidiaries offered a line of financial related transaction processing services to merchants, community banks and other organizations. Many of these services were offered on a private-label basis. These offerings included:

•                    ATM services

•                    Point of Sale (“POS”) transaction processing

•                    Mortgage servicing

•                    Online banking programs

•                    Payment and deposit processing

•                    Insurance services

As part of a change in strategy, the Company exited these lines of business during the latter part of 2006 through 2007.

4.3                               Events Leading To The Chapter 11 Filing

The operations conducted by the Debtor’s subsidiaries were challenged by a series of unforeseeable and dramatic economic events starting in late 2005. First, a shift in interest rates decreased the profit margin available through mortgage loan origination and sale of securitized mortgage loan portfolios. Known as a flattening of the “yield curve,” economic conditions reduced the historically realized differential between the cost of funds and the return from the mortgage loans, or the sale of portfolios of those mortgage loans. This yield curve flattening was followed by a precipitous drop in the residential real estate market, both decreasing demand for mortgage loans and diminishing the value of the existing mortgage loan portfolios owned, sold or serviced by the Debtor’s subsidiaries. Finally, the so-called “subprime crisis” reduced the availability of capital and the existence of buyers for residential mortgage loan portfolios. These factors resulted in realization by the Debtor’s consolidated entities of substantial losses.

On November 6, 2006, NetBank, FSB entered into a formal written supervisory agreement (the “Supervisory Agreement”) with the Office of Thrift Supervision (“OTS”), the quasi-governmental entity charged with regulatory oversight of federal savings banks, providing for a comprehensive business plan to address concerns over the Bank’s financial performance and the impact that losses had on its capital position. Under the terms of the agreement, any material modifications to the Bank’s business plan, as submitted to the OTS, as well as any new activity, operation or line of business would have to be approved by the OTS prior to implementation.

There were a number of areas identified in the Bank’s periodic regulatory examination as needing improvement, however, the OTS, in its review, determined that there were no regulatory violations in any of those areas. On June 6, 2007, the OTS directed the Debtor to divest itself of the Bank and the Bank’s subsidiaries as soon as possible. On August 3, 2007, the Bank received written notice from the OTS that the Bank was undercapitalized (the “Notice”). As a result, the Bank was required to file a capital restoration plan with the OTS satisfying OTS regulations governing such plans.

Due to the realization of significant operating losses, a reduction in tangible capital and OTS action as to the Bank, the Company implemented the following strategies during the third and fourth quarters of 2006:

•                    Sold the majority of its servicing assets.

•                    Closed its non-conforming mortgage operation, Meritage.

•                    Sold select assets of its recreational vehicle, boat and personal aircraft lending division, Beacon Credit Services, to certain senior managers of that unit and ceased such operations.

•                    Sold certain assets of its NetInsurance unit and ceased such operations.

•                    Closed the business unit that delivered banking or item clearing functionality to other financial institutions.

•                    Centralized the processing, underwriting and funding areas of its wholesale and correspondent conforming mortgage operation.

During 2007, the Company came under increased regulatory pressure by the OTS to explore strategic alternatives as losses continued. In response, the Company executed the following transactions:

•                    Sold the automobile portfolio and closed the automobile financing division.

•                    Sold substantially all of the assets and certain liabilities of the ATM and merchant processing business.

•                    Completed a sale of the remaining mortgage servicing rights portfolio and implemented a plan to shut down the existing servicing platform.

•                    Implemented a plan to shut down the operations of its third-party conforming mortgage business, NetBank Funding.

Additionally, in 2007, the Company began the process of exploring strategic alternatives for Market Street and MG Reinsurance.

The Debtor asserts that the actions of the Debtor, as a financial institution holding company, were constrained by OTS promulgated regulations and dictated by OTS issued mandates. Moreover, the Debtor asserts that the Supervisory Agreement restricted actions the officers and directors of the Bank and the Debtor could take. Furthermore,  starting in the fourth quarter of 2006 through 2007, the OTS had employees on site at the Bank overseeing the actions that were being taken by the Bank. The OTS also required the Debtor to submit a capital restoration plan by September 13, 2007. The OTS requested that the capital restoration plan include a financial commitment by the Debtor to its subsidiaries. However,  the officers and directors of the Debtor refused to include such a provision in the capital restoration plan submitted to the OTS. Additionally the Debtor did not file its Chapter 11 petition until after the FDIC  had been appointed as Receiver for NetBank, FSB, because it believed that waiting until after the appointment of the receiver would enhance the liquidation value of the Debtor for the benefit of all creditors.

In accordance with the Supervisory Agreement and the subsequent downgrade in rating by the OTS, on May 18, 2007, the Debtor entered into an asset purchase agreement with EverBank, a federal savings bank, pursuant to which the Bank agreed to sell certain assets and transfer certain liabilities to EverBank, including the majority of the held-for-investment loan portfolio, mortgage servicing rights, deposits and its business financing division, NetBank Business Finance. The closing of the transaction was subject to various closing conditions including, among other things, the receipt of required regulatory approvals. On September 14, 2007, the Company received a letter from EverBank notifying the Company of EverBank’s termination of the asset purchase agreement effective September 14, 2007.

Shortly following EverBank’s termination of the asset purchase agreement, on September 28, 2007, the OTS exercised its authority under applicable federal law to appoint the Federal Deposit Insurance Corporation (“FDIC”) as receiver for the Bank. Later that same day, the Debtor filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code.

V.   THE DEBTOR’S ASSETS AND LIABILITIES

As of the Petition Date, the Debtor’s internal financial statements indicated that the Debtor had total assets, on a book value basis, of $28,000,000 and total liabilities of approximately $35,000,000. However, a significant portion of the book value of assets was attributable to MG Reinsurance ($14,000,000). Due to the precipitous drop in the housing and credit markets, the value of MG Reinsurance has experienced a similar decline.

5.1.         Assets

The asset side of the internal balance sheet, as of the Petition date, consisted of the Debtor’s interest in its remaining subsidiaries, its interest in real estate in South Carolina, cash on hand and on deposit, claims and causes of action, tax refunds and de minimus personal property. Although the Debtor, post-petition, has sold or otherwise disposed of certain of those assets, there remain certain assets to be liquidated.

As of the Petition Date, the Debtor held title to two contiguous parcels of real property totaling 9.58 acres located on Parklane Road in Columbia, South Carolina. During the course of this case, the Debtor sold a 6.28 acre undeveloped parcel to National Healthcare for $1.1 million. The remaining parcel, a 3.30 acre parcel improved with 20,342 square foot building, is under contract for $775,000, subject to higher and better offers. The Court has scheduled a hearing on May 29, 2008 to consider approval of the sale of this remaining parcel.

The Debtor’s ongoing efforts to liquidate its assets also included pursuit, since the Petition Date, of various means of obtaining a disposition of its interest in MG Reinsurance. MG Reinsurance is a wholly owned subsidiary of the Debtor. It is a captive reinsurer of  portfolios of mortgage insurance policies issued by mortgage insurance companies. These insurance policies insure against a borrower’s default under mortgage loans. MG Reinsurance had reinsurance agreements with six mortgage insurance companies. In each reinsurance agreement,  MG Reinsurance undertook an obligation to absorb the second 5% layer of risk in excess of the first 5% of loss incurred by the primary insurance carrier.

There were four means to bring about a disposition of the Debtor’s interest in MG Reinsurance. First, its stock could be sold, subject to receipt of certain insurance regulatory approvals primarily relating to the qualifications and business operations of any buyer. Second, the six reinsurance books could be “run off,” a ten year process under which funds generated by premiums and held in trust as a reserve to cover potential risk exposure are released as the risk for which such funds were reserved is either satisfied or the contractual obligation to cover that risk expires. Those released funds could then be paid as a dividend or otherwise delivered to the Debtor. Third, the books could be “commuted,” a transaction in which the primary insurer that is reinsured in the applicable book, in effect, relinquishes its right to reinsurance but agrees to release some or all of the excess funds held in trust as a reserve against risk to MG Reinsurance, which in turn could be paid as a dividend or otherwise delivered to the Debtor. Finally, the books could be transferred in bulk to another captive reinsurer.

The current economic uncertainty as it relates to the housing market rendered projecting the return from disposition of the Debtor’s interest in MG Reinsurance difficult. The bulk of the reinsurance obligations arise from mortgage loans made at a time when the so-called “sub-prime crisis,” and the attendant rate of mortgage defaults could not have reasonably been projected. As a result of the higher than anticipated default rate, and therefore, the higher than anticipated demand on mortgage insurance and mortgage reinsurance, as well as the current inability to determine the timing of the housing market’s recovery, the Debtor determined that the likely realization from disposition of its interest in MG Reinsurance was minimal. Accordingly, the Debtor recently undertook to “commute” each of the six books of reinsurance. That process and the associated release of restricted funds should be complete prior to the end of May 2008, and  is expected to yield net proceeds in the approximate amount of $1.2 million. After the commutation of the six books and the dissolution of MG Reinsurance, the net proceeds will be distributed to its sole shareholder, the Debtor.

The remaining substantial assets that will provide a source of distribution consist largely of claims held by the Debtor. These claims can generally be divided into four categories:  tax refund claims; intercompany claims; Avoidance Action claims; and other claims.

The Debtor, as a holding company, filed consolidated tax returns for itself and its direct and indirect subsidiaries since its inception. On behalf of itself and the consolidated entities, the Debtor has filed a request with the Internal Revenue Service for a refund for overpayments in estimated tax liabilities for 2005 of $5.7 million. The FDIC, as receiver of NetBank, FSB, has also filed a claim with the IRS, asserting that the tax refund should be paid to it on behalf of the Bank. The Debtor and the FDIC, as receiver for NetBank, FSB, disagree as to the effect of a tax sharing agreement, executed by the Debtor and its subsidiaries, on the right to receive the tax refund. Finalizing liquidation of the Debtor’s assets will include resolving or seeking adjudication of the respective rights of the Debtor and the FDIC, as receiver of NetBank, FSB, to the tax refund.

The Debtor has also filed, and will continue to pursue, a claim in the FDIC receivership proceedings relating to NetBank, FSB. That claim, initially filed in the amount of $450,000, represents the balance on the books of the Debtor of what was owed by NetBank, FSB to the Debtor on the petition date. However, the claim is subject to amendment and is, in part, protective of the Debtor’s right to all or a portion of the tax refund, as well as its right to reimbursement of funds expended by the Debtor for rent, license fees, storage fees and other costs arising under agreements to which the Debtor was a party but for assets, goods, services, property and systems used primarily, if not exclusively, by NetBank, FSB or the FDIC as its receiver.

Chapter 5 of the Bankruptcy Code provides the Debtor with various rights to avoid certain prepetition transfers, including those transfers defined as fraudulent transfers and those defined as preferential transfers. Preferential transfers are those transfers or payments made by an insolvent debtor within ninety (90) days prior to the commencement of a bankruptcy case toward antecedent debt that enable the creditor to receive more than would have been received had the payment not been made and the creditor received distribution in the bankruptcy case. Transfers by an insolvent debtor toward antecedent debt of insiders are subject to avoidance if those transfers were made within one year prior to the bankruptcy case’s commencement. The largest potential Avoidance Action of which the Debtor is aware arises from a $2.9 million payment made on October 5, 2006 to Douglas Freeman, the Debtor’s former chairman of the Board of Directors and chief executive officer, as a severance payment upon the cessation of his employment by the Debtor. There are other potential Avoidance Actions as set forth in the Debtor’s Statement of Financial Affairs filed with the Bankruptcy Court. A list of potential Avoidance Actions is attached as Exhibit “B.”

Among the claims, other than Avoidance Actions, that have been the subject of consideration is a potential claim against Ernst & Young, LLP (“E&Y”), the Debtor’s former auditor, and a claim that the Committee has asserted should be investigated against the prepetition officers and directors of the Debtor.

The claim against E&Y has at least two components. First, there is a claim that the Debtor is entitled to a refund from E&Y for fees paid to E&Y for services that E&Y did not perform because they resigned as the Debtor’s auditor. Second, a claim may exist for damages against E&Y resulting from their resignation if it is determined that E&Y wrongfully terminated their engagement with the Debtor. Also, the Committee  and the Debtor believe that other potential claims against E&Y should be investigated.

The Committee has suggested that the Debtor may hold claims against its prepetition officers and directors for breach of fiduciary duty. As is typical in bankruptcy cases such as this, the Committee has indicated that it intends to investigate potential claims against officers and directors. However, whether or not a basis for those type claims exists is presently unknown.

An additional asset of the Debtor is funds that were paid into a Nonqualified Deferred Compensation Program. Pursuant to the terms of the Nonqualified Deferred Compensation Program, upon the insolvency of the Debtor, the funds in the Nonqualified Deferred Compensation Program became funds of the Debtor available to pay the general creditors of the Debtor. The participants in such program are relegated to general unsecured status. This form of program is commonly referred to as a “Rabbi Trust.”  On September 28, 2007, when the Bankruptcy Case was filed, there was $1,248,501 held in the Rabbi Trust. The Trustee of the Rabbi Trust was notified of the Debtor’s insolvency, the Rabbi Trust was terminated and the funds were turned over to the Debtor for the benefit of all creditors.

The Liquidating Supervisor will pursue liquidation of other assets and additional claims, and nothing herein should be construed as a waiver of any asset or claims.

5.2          Liabilities

The debt side of the balance sheet is considerably more complex. In addition, events since the Petition Date balance sheet was compiled suggests that the existence of disputed claims that have since come to light indicate the potential for a higher debt level than was then known. The Debtor’s current estimate of total non-duplicative filed or scheduled (but not necessarily allowable) claims is approximately $66 million.

Although the Debtor had no known secured creditors, there are four financial institutions that recorded financing statements indicating an effort to perfect a security interest in assets of the Debtor. Review of available information suggests the each of the financial institutions actually engaged in transactions with the Debtor’s bank subsidiary, NetBank, FSB, rather than the Debtor, and mistakenly recorded financing statements as to the Debtor, NetBank, Inc., rather than NetBank FSB. Other creditors have filed secured claims but do not identify any collateral (other than one by a storage company asserting a lien on physical records most of which are records of NetBank, FSB).

Because the Debtor is a holding company, it had limited operations and, therefore, has very little trade debt. However, many of the vendor agreements for goods and services to be provided to subsidiaries bear the name of the Debtor. The remaining claims against the Debtor include those asserted by claimants for wages or employee benefits of individuals who were former employees of the NetBank, FSB. Those claims have been asserted in the total amount of approximately $16.5 million. A portion of those claims, if Allowed, would be entitled to a priority payment right pursuant to section 507(a)(4)  of the Bankruptcy Code, which affords claims for wages earned within the 180 day period prior to a bankruptcy case’s commencement a priority of up to $10,950 per employee. Although only a few of the claimants actually performed work for the Debtor, some claimants assert employee status because, although they worked for and were paid by NetBank, FSB, they had written employment agreements with the Debtor.

Additional employee-related claims allegedly arise as a result of a failure to fund contributions to employee benefit plans. The United States Department of Labor has filed a Claim in the amount of $885,581, all of which is asserted as a Priority Claim on behalf of former employees of the NetBank, FSB for the alleged failure to make contributions to employee benefit plans. The Claim admittedly includes claims already asserted by former employees of the Bank and also admittedly does not take into account the discounted payments that providers may have been obligated to accept. Although the Debtor itself had no employees, it was the sponsor of certain employee benefit plans made available to employees of the Company, including a health insurance plan. The Liquidating Supervisor may dispute such claims asserting that the liability lies with the subsidiary to which the applicable employee rendered services and as such the FDIC (as receiver of NetBank, FSB and its subsidiaries) should be primarily liable for payment of this Claim and further, that as of the Petition Date, all contributions to employee benefit plans were current. The amounts currently being sought are for amounts incurred or invoiced after the Petition Date. In the event such claims are determined to be liabilities of the Debtor, however, such claims may be entitled to a priority payment right pursuant to section 507(a)(5) of the Bankruptcy Code, which affords for employee benefits earned within the 180 day period prior to a bankruptcy case’s commencement a priority of up to $10,950 per employee, less any amount paid toward the employee wage priority of section 507(a)(4) of the Bankruptcy Code.

Claims totaling approximately $3 million arising from the Debtor’s alleged execution of certain purchase agreements relating to residential real estate mortgage portfolio sales by NetBank, FSB have been filed. The Debtor disputes these claims on numerous grounds, including without limitation that liability, if any, rests with NetBank, FSB, rather than the Debtor.

Hewlett-Packard has asserted a $2.65 million claim arising under a master lease and finance agreement and the schedules thereto. That claim is subject to reduction for amounts received by the claimant upon disposition of returned leased equipment and subject to additional adjustments. Although the Debtor was a signatory to an Assumption Agreement under which it became the lessee under a master lease originally executed by Resource Bancshares Mortgage Group, Inc.,(an  entity that merged into the Debtor) the leased equipment was used by and largely in the possession of NetBank, FSB. The FDIC, in its capacity as receiver of NetBank, FSB, has stated that it will be responsible for payment of much of the post petition claim, although that agreement has not yet been finalized. Even in the absence of an FDIC agreement, the Debtor disputes the amount of the claim asserted by Hewlett-Packard.

Claims totaling approximately $32.5 million arise under a series of four issuances of debt instruments in so-called “trust preferred” transactions. In those transactions, four different trust indentures were executed by the Debtor. Investors purchased interests in the trusts administered by the Trustees, and those funds were passed through to the Debtor in consideration of the Debtor’s execution of certain debt instruments. The Debtor also executed guarantees for the benefit of the investors in the trusts. The Debtor defaulted prepetition on its obligations under the Trust Preferred Indenture Agreements. The claims arising under the Trust Preferred Indenture Agreements are contractually subordinated to claims defined as “Senior Indebtedness” which includes claims for money borrowed, claims arising under capital leases and certain other claims, but not trade debt.

Claims in the approximate amount of $250,000 have been asserted by various investors as liquidated damages arising from the failure of the Debtor to file a registration statement with the Securities and Exchange Commission with respect to certain equity interests issued by the Debtor in a “PIPES” transaction. In the PIPES, or private investment in public equity securities, transaction, investors purchased unregistered shares of stock of the Debtor. The Debtor had a contractual obligation to file a registration statement with respect to the shares within a certain period so that the investors would then be eligible to sell the shares without restriction in the market, failing which, a claim for liquidated damages of approximately $3 million was payable to the investors. Because those claims arise under a contract relating to the purchase of securities, they are subordinated to debt pursuant to section 510(b) of the Bankruptcy Code.

Two putative class actions have been filed in the United States District Court for the Northern District of Georgia against the Debtor and others, asserting securities fraud claims under the Securities Act of 1933. The first, Adcock v. NetBank, et al., was filed prepetition. The second, Vahdat v. NetBank, et al., was commenced post-petition and in violation of the automatic stay imposed by section 362 of the Bankruptcy Code. A third class action case, Totilo v. Herbert et al, was also commenced post-petition, but does not name the Debtor as a defendant. It was filed in the United States District Court for the Southern District of New York, and also asserts securities fraud. Although the  Debtor is not a named defendant in the case,  the action could impact the Debtor’s insurance coverage. All three actions are currently stayed as to the Debtor. To the extent allowed, the claims asserted in those actions would be subordinated to debt pursuant to section 510(b) of the Bankruptcy Code.

5.3          Equity

The Debtor has one class of common stock, with 52.98 million shares outstanding, par value $1.00, and approximately 350 holders of record. The Debtor’s shares were traded on the NASDAQ Global Market but were de-listed before the filing of the petition. Shares have continued to be traded publicly on the “pink sheets”.

VI.           SIGNIFICANT POST PETITION EVENTS

6.1          General Information

On the Petition Date, the Debtor filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Debtor sought and obtained Bankruptcy Court approval to retain the law firm of Holland & Knight LLP to act as its bankruptcy counsel, and the consulting firm of GGG, Inc. to serve as its crisis and restructuring manager as well as its financial consultant.

On or about November 2, 2007, the Office of the United States Trustee appointed seven creditors to serve as members of the Committee. The Committee selected Kilpatrick Stockton LLP to serve as its general legal counsel and Rogers Towers, P.A. as its local counsel.

6.3          Initial Liquidation Efforts

Shortly after the Petition Date, the Debtor retained NAI Avant as its real estate broker to facilitate a sale of real property located in Columbia, South Carolina. NAI Avant was also retained as broker to sell an adjacent parcel of real estate located in Columbia, S.C. As noted above, one parcel has been sold and the other is under contract.

The Debtor has conferred with prospective purchasers of its subsidiary, MG Reinsurance, since the Petition Date. In addition, investigation and modeling relating to other means of obtaining a disposition of MG Reinsurance, including running off or commuting the reinsurance books, were undertaken. Ultimately, and as noted above, the Debtor decided to commute all of its reinsurance books which process should be complete by the end of May 2008.

A subsidiary of the Debtor, N B Partners, Inc., which focused on strategic partnering opportunities, is the sole member of Market Street Partners, LLC (“MSP”). MSP owned membership or partnership interests, as applicable, in certain affiliated business associations (“ABAs”). Market Street provided funded mortgage loans to customers of the ABAs. MSP sold its interests in certain ABAs in connection with the FDIC’s sale of Market Street. To not sell these interests in connection with and at the time that Market Street was being sold would have rendered such interests valueless, as the ABAs would have been unable to close mortgage loans for which commitments had been made. The sales of interests in the ABAs generated $400,000 in proceeds realized by the Debtor.

Substantial efforts have been expended in connection with recovery of a tax refund of up to $5.7 million, as previously discussed in Section 5.1. The Debtor has had frequent communication with representatives of the Internal Revenue Service and the FDIC, as receiver for NetBank, FSB, regarding obtaining this refund. At the present time the tax refund is being held by the Internal Revenue Service. The Debtor’s expectation is that the Liquidating Supervisor will commence an action in the Bankruptcy Court seeking a determination as to entitlement of the tax refund shortly after the Effective Date.

Sales of small amounts of personal property of the Debtor have taken place throughout the course of the case.

6.4          Case and Claim Administration

The simultaneous pendency of the Debtor’s Chapter 11 case and the receivership proceedings of the bank subsidiary, NetBank, FSB, overseen by the FDIC have necessitated substantial attention to case administration. The Debtor has engaged in extensive investigation and negotiation with representatives of the FDIC in an effort to determine the respective rights of the Debtor and NetBank, FSB in various assets and the claims each entity may hold against the other. The Debtor has also worked extensively with representatives of the FDIC to determine the need for continued access to systems, provide for the necessary access and allocate financial responsibility for the continued access determined to be necessary or warranted.

VII.         PLAN OF REORGANIZATION

7.1          Plan Overview

Although the Debtor’s Liquidating Plan of Reorganization provides for the liquidation of the Debtor’s assets, the complexity of the Debtor’s assets, what potentially could have been a decade of administration to maximize return from MG Reinsurance in a runoff of some or all of the books of mortgage reinsurance coverage or commutation of some books to the mortgage insurance companies with whom MG Reinsurance has agreements and the multiple layers of debt, with no fewer than three different bases for subordination of different claims, stongly suggested that proceeding under a confirmed plan would provide a greater and more immediate return to creditors than any alternative means of liquidation. The Debtor has, therefore, proposed a plan under which Clifford Zucker of J.H. Cohn, LLP, will be appointed as the Liquidating Supervisor for the purpose of completing the liquidation of the Debtor’s assets and distributing the proceeds of his liquidation efforts to creditors. Lee Katz, the current Chief Restructuring Officer of the Debtor, will continue as Chief Restructuring Officer for the limited purpose of concluding the liquidation of MG Reinsurance through the commutation of all of the books of reinsurance, handling claims and objections, if any, involving Committee members, and to otherwise handle projects as may be delegated by the Liquidating Supervisor.

The Plan classifies Claims against the Debtor into seven (7) classes, and classifies equity holders into a single class. Under the Plan, the Liquidating Supervisor is charged with the responsibility of liquidating the remaining assets, pursuing Causes of Action and other litigation, as appropriate, reviewing and, where appropriate, objecting to claims, all to attempt to maximize distributions to holders of Allowed Claims.

Only the holders of Allowed Claims – holders of Claims which are not in dispute, are not contingent, are not unliquidated in amount and are not subject to objection or estimation – are entitled to receive distributions under the Plan. Until a Claim becomes an Allowed Claim, distributions will not be made on such Disputed Claim (or if a Claim is partially in dispute, on the disputed portion of such Claim). The Debtor obtained an order from the Bankruptcy Court setting a deadline for the filing of Claims against the Debtor. Pursuant to the order, all entities with pre-petition claims were required to file a claim by February 15, 2008, except that any entity whose claim is listed in the Debtor’s schedules as undisputed, noncontingent and liquidated was not required to file a proof of claim, and except that governmental entities were given until March 26, 2008 to file a claim.

As provided in the Plan, a Claim will be deemed an Allowed Claim if:  (i) no party in interest entitled to do so has filed an objection to such Claim or a request for estimation of such Claim within one hundred twenty (120) days after the Effective Date, or (ii) if such a party in interest has filed an objection to such Claim or request for estimation, the Claim is Allowed by a Final Order of the Bankruptcy Court; provided, however, that the Claim is an Allowed Claim only to the extent Allowed by such Order in accordance with applicable law, or (iii) the Claim is Allowed under the Plan.

An initial distribution to Holders of General Unsecured Claims may occur within one hundred twenty (120) days following the Effective Date of the Liquidating Plan of Reorganization. The funds distributed in the initial distribution will be of cash then on hand, subject to reserves for disputed claims and anticipated costs of carrying out the tasks required of the Liquidating Supervisor under the Plan. Cash available for distribution in that Initial Distribution is projected to be $2 million, but quantifying that Initial Distribution is highly subjective, and the actual amount could be more or less. As will be more fully set forth below, the Debtor believes that Allowed

Administrative Claims, and all Allowed Priority Claims will be satisfied in full prior to the Initial Distribution.

The Plan provides for three classes of non-priority Unsecured Claims, and a class of subordinated Unsecured Claims. The extent to which non-priority Unsecured Claims receive distribution in the initial distribution depends largely on the outcome of anticipated objections to certain priority claims, including wage and benefit claims filed by or on behalf of alleged employees.

The sole source for distribution to the holders of Securities Fraud Claims is the insurance policies available for such claims. The Debtor believes that such claims are without merit, but in the event holders of such claims succeed in litigation the Debtor believes that sufficient insurance coverage exists to satisfy those claims in full.

Subordinate Unsecured Claims and Equity Holders will only receive a distribution in the event all other claims are paid in full, with interest. Receipt of cash distribution by these classes is speculative.

7.2          Treatment of Claims

The Bankruptcy Code establishes a priority of payment among Claims. The Plan implements those priorities through establishing various Classes of Claims.

7.3          Administrative Claims and Priority Tax Claims

First in priority among Unsecured Claims are “Administrative” Claims and Priority Tax Claims. Administrative Claims are generally the ordinary and necessary costs of administering and operating during a Chapter 11 case. Included in Administrative Claims are the following types of Claims:  (1) claims relating to the provision of services or goods subsequent to the Chapter 11 filing; (2) cure amounts relating to assumed contracts or leases; (3) claims of reclamation creditors subject to a finding that such claims are valid;  (4) Professional Fees, to the extent such fees and expenses have been approved by the Bankruptcy Court; and (5) post-petition Indenture Trustee Fees and Expenses. The Debtor does not believe there are any valid Administrative Claims in categories 1- 3 above. As to categories 4 and 5 it is anticipated that the unpaid Professional Fees as of the Effective Date will equal approximately $350,000 (certain Professional Fees have been paid during the Bankruptcy Case) and the post-petition Indenture Trustees and Expenses will equal approximately $350,000 (no Indenture Trustee Fees and Expenses were paid during the Bankruptcy Case). These are projections only and no Professional has agreed to limit or cap its fees in any way. Actual amounts may vary depending upon events and circumstances arising prior to the Effective Date. Actual fees incurred by the Professionals and the Indenture Trustees will be set forth in final fee applications and filed with the Bankruptcy Court, in accordance with the Bankruptcy Code, local Bankruptcy Rules and the Plan and will be based upon actual time incurred. The Debtor does not believe that there are any valid Priority Tax Claims.

7.4          Indenture Trustee Fees

The Bankruptcy Code provides that indenture trustees in Chapter 11 cases are entitled to reimbursement of actual, reasonable and necessary expenses as an administrative expense, under certain circumstances. Legal and financial advisors to indenture trustees making a substantial contribution are entitled to reasonable compensation for services rendered based on the time, the nature and the cost of comparable services, and reimbursement for actual, necessary expenses incurred. The two indenture trustees appointed under the Trust Preferred Indenture Agreements that have served on the Committee are granted in the Plan Allowed Administrative Claims up to an amount determined by the Bankruptcy Court to be reasonable. Pursuant to the Plan, the Indenture Trustees must file a fee application with the Bankruptcy Court which will determine if the fees sought are reasonable. The Debtor has agreed with the Indenture Trustees that fees up to $350,000 are reasonable for this Case.

7.5          Secured Claims

Class I under the Plan consists of Secured Claims. Five (5) secured claims have been filed, but two have already been disallowed to the extent they seek secured status. The holders of Allowed Secured Claims shall be satisfied on the later of the Effective Date or the first Business Day on which an order determining a Class I Claim to be an Allowed Secured Claim becomes a Final Order or within five (5) business days following the receipt by the Estate of the Gross Proceeds of any sale. The Liquidating Supervisor, at his option and in his sole discretion may satisfy a Class I Claim by the surrender of the Class I Collateral.

7.6          Priority Claims

Class II under the Plan consists of Priority Claims. Class II consists of all Claims of employees for wages, salaries and commissions, including severance, due for services rendered within the 180 day period prior to the filing of the petition, capped at $10,950 per claimant. Because the Debtor had no employees, the wages of all claimants were historically paid by their employer, the non-Debtor entity to which the alleged employees rendered services. It should be noted that all “wage” claims are for severance because the Debtor’s subsidiary, NetBank, FSB, paid all wages up until the time that the FDIC became receiver for NetBank, FSB. A few of the Claimants asserting an employee wage claim had executed employment agreements with the Debtor in its capacity as parent corporation to its various subsidiaries. The Liquidating Supervisor intends to seek a determination by the Bankruptcy Court as to the extent that these Claims constitute liabilities of the Debtor and, if so, whether such claims are entitled to the employee wage priority. Class II also consists of Claims for unpaid priority employee benefit claims. Under the Bankruptcy Code, employee benefits relating to services rendered for the 180 day period prior to the Petition Date are entitled to priority of up to $10,950 per employee benefit plan participant, less any amounts paid to those employee participants towards wage priority claims. Because the Debtor had no employees, the benefits of all employee benefit claimants were historically paid by each non-Debtor entity to which the employees rendered services. Furthermore, all contributions to the employee benefit plans were current as of the Petition Date. The only role the Debtor played in employee benefits was as a sponsor of the various employment benefit plans. It is anticipated that the Liquidating Supervisor will seek a determination by the Bankruptcy Court as to the extent that the Claims asserted constitute liabilities of the Debtor and, if so, whether such claims are entitled to the employee benefit plan priority. It is also anticipated that the Liquidating Supervisor will seek contribution from the FDIC for any such Claims allowed by the Bankruptcy Court. Finally,  Class II will include any other Priority Claims. The Debtor is not aware of any such other Priority Claims.

7.7          Senior Unsecured Claims

Class III consists of those Senior Unsecured Claims to which the holders of Class V Claims have agreed to be contractually subordinate. The Trust Preferred Indenture Agreements identify certain types of claims as “Senior Indebtedness” to which claims arising under the Trust Preferred Indenture Agreements are contractually subordinated. The Senior Indebtedness is defined to include money borrowed, indebtedness evidenced by securities, notes, bonds or other similar instruments, capital lease obligations, the deferred purchase price of property, conditional sale obligations, all obligations for the reimbursement of any letter of credit, any banker’s acceptance, any security purchase facility, any repurchase agreement or similar arrangement, any interest rate swap, any other hedging arrangement or any similar credit arrangement, but does not include trade accounts payable arising in the ordinary course.

The Debtor believes, based on proofs of claim that have been filed,  that Senior Unsecured Claims may be asserted for an amount that may include $2.65 million in claims for capital leases executed by the Debtor, and claims asserted under purchase agreements, to the extent ultimately allowed. In addition, any unsecured portion of an otherwise Allowed Secured Claim may be a Senior Unsecured Claim. However, as set forth above, the Debtor does not believe that any Secured Claims exist. Nevertheless, in the event that the Court determines to allow any alleged Secured Claim, any unsecured portion of such claim may be entitled to treatment as a Senior Unsecured Claim.

Creditors who believe that they hold Senior Unsecured Claims should refer to Article VI, Section 6.24 of the Plan which sets forth the procedures for asserting a Senior Unsecured Claim.

Holders of Class III Claims will receive pro rata distribution of all funds to be distributed to holders of Claims in Classes III, IV and V and will receive all amounts that would otherwise be distributed to holders of Class V Claims until Class III Claimants are paid in full.

7.8          General Unsecured Claims

Class IV under the Plan consists of the Claims of general, or nonpriority, unsecured creditors, principally vendors, suppliers, the non-priority portion of the Claims of former employees and other creditors who provided goods or services to the Debtor prior to the Petition Date. Until all Claims have been reviewed and the Bankruptcy Court resolves all objections thereto, it is not possible to determine the exact amount of Allowed Class IV Claims. Holders of

General Unsecured Claims will receive pro rata distribution of all funds to be distributed to holders of Claims in Classes III, IV and V.

7.9          Subordinate Unsecured Claims

Class V consists of all Claims arising under the Trust Preferred Indenture Agreements. As stated previously, these claims are contractually subordinated to Claims of Holders of Senior Unsecured Claims. In order to effect that subordination, the Plan provides that any distribution that would otherwise be paid to the Class V Claimants will be paid to the holders of Class III Claims until such Class III Claims are paid in full. Article VI, Section 6.24 of the Plan, provides a detailed explanation of the mechanism whereby a Holder of a General Unsecured Claim may assert that it holds a Senior Unsecured Claim and is therefore entitled to the benefits of the subordination provision contained in the Trust Preferred Indenture Agreements. The Debtor estimates that the asserted Class V Claims total approximately $32.5 million.

7.10        Securities Fraud Claims

Class VI consists of all Claims for securities fraud or any alleged wrongful conduct of the Debtor in the issuance or sale of any securities, in complying with reporting requirements or any state or federal securities laws. These Claims include, but are not limited to, the Claims asserted in the two class action litigation cases pending in the United States District Court for the Northern District of Georgia.

Under the Plan, Class VI Claims receive no cash distribution, but any stay or injunction that would prohibit Holders of Class VI Claims are modified to allow Class VI Claimants to pursue whatever insurance coverage may be available for such Claims.

7.11        PIPES Claims

Class VII consists of Subordinated Unsecured Claims. Under the terms of various documents relating to the Debtor’s private placement of securities under a private investment in public equity securities transaction, know as a “PIPES” transaction, the Debtor agreed to be liable for liquidated damages based on established percentages of the $25.3 million sale price of the securities. The damage calculation was .75% per month for two months and 1.00% per month for each month following the first two months during which the securities issued in the PIPES transaction were not registered after one hundred fifty (150) days following the closing of that transaction. The closing occurred on December 29, 2006. Liquidated damage accrual began on April 27, 2007 and continued through the Petition Date. The Debtor estimated, therefore, that liquidated damages totaling approximately $1,066,500, could have been claimed. However, only approximately $250,000 in claims were filed. Under section 510 of the Bankruptcy Code, this Claim, which arises under the purchase and sale of securities, is statutorily subordinated to the Claims of unsecured creditors. Any other statutorily or equitably subordinated Claims, other than those in Class VI, constitute Class VII Claims.

Under the Plan, Class VII Claims receive no distribution until all Allowed Claims in Classes III, IV, and V are satisfied in full, including payment of  interest.

7.12                        Equity Security Interests

Class VIII consists of equity interest holders. The Debtor maintained one class of equity holders, owners of common shares. Pursuant to the Plan, equity interest holders will not retain their Interests but will receive distributions based upon their respective shares held as of the Confirmation Date after Claims in Classes I, II, III, IV, V and VII are paid in full, including payment of interest.

VIII.                        THE PLAN AND THE LIQUIDATING SUPERVISOR

8.1                               Overview.

The Plan provides that, upon the Effective Date, all of the Assets of the Estate shall remain vested in the Estate, subject to the control and administration of the Liquidating Supervisor who shall liquidate the Assets and distribute the Proceeds from that liquidation to holders of Allowed Claims in accordance with the provisions of the Plan. The Liquidating Supervisor will work under the supervision of the Post-Effective Date Committee and will, as of the Effective Date, replace the Debtor’s officers and Board of Directors. The Liquidating Supervisor shall assume all responsibility for the windup of the Debtor’s business, liquidation of its assets and distribution to creditors. As noted earlier, Lee Katz will continue in the role of Chief Restructuring Officer for the limited purposes described earlier. The Plan provides that the Liquidating Supervisor shall have the authority and responsibility to investigate and pursue all Assets and Claims of the Debtor for liquidation including, but not limited to, any Causes of Action the Debtor may have arising under state and federal law and Avoidance Actions provided under the Bankruptcy Code. Except as otherwise provided for in the Plan, no Asset of the Estate shall be deemed abandoned and no Cause of Action shall be deemed released or compromised by or as a result of this Disclosure Statement, the Plan, its confirmation, its consummation or its treatment of any Claim or creditor. Further, no defense, set-off, counterclaim or right of recoupment of the Debtor shall be deemed waived or compromised.

8.2                               Mechanics of Plan and Liquidating Supervisor

In addition to unclassified Priority Tax Claims and Administrative Claims, the Plan designates seven (7) classes of claims for payment. All Allowed Unclassified Claims and Allowed Claims in Classes I and II must be paid in full before any Distribution is made to holders of Allowed Claims in Classes III through V. Classes III through V consist of Unsecured Claims that would share a pro-rata distribution after payment of Claims in Classes I and II. However, Claims in Class V are contractually subordinated in right to a distribution until Claims in Class III are paid in full, as more fully described above. Accordingly, the Liquidating Supervisor will pay to Holders of Allowed Claims in Class III the pro-rata distribution of funds otherwise available to Class V until Holders of Allowed Claims in Class III are paid in full.

The Plan provides that on or before the Initial Distribution Date, all holders of Allowed Unclassified and Allowed Class I and II Claims must be paid in full and that at least seventy five percent (75%) of the funds available (after a full reservation of the Distribution Reserve) must be paid to holders of Allowed Class III through V and Class VII Claims. The Plan further provides that any objections to any filed Claim or Claim scheduled as liquidated, undisputed and non-contingent must be filed with the Court within one hundred twenty (120) days of the Effective Date (unless extended by order of the Bankruptcy Court), or such Claim is deemed to be an Allowed Claim entitled to Distribution under the Plan.

Creditors and other parties-in-interest are urged to review the terms of the Plan which will govern the distribution of Assets and the duties and responsibilities of the Liquidating Supervisor. Any discrepancy between the Disclosure Statement on the one hand and the Plan on the other hand shall be resolved in favor of the Plan.

Among other things, the Plan provides as follows:

1.             On the Effective Date, the Liquidating Supervisor will be vested with all of the duties described therein.

2.             The Assets of the Estate, wherever situated, shall remain vested in the Estate, and the Liquidating Supervisor shall liquidate the Assets, except those assets that shall be liquidated by the Chief Restructuring Officer, and distribute the Proceeds from that liquidation to the holders of Allowed Claims and Allowed Interests in accordance with the provisions of the Plan.

3.             All of the Debtor’s officers and directors shall be deemed to have resigned on the Effective Date without the necessity of any further action or writing and they shall be released from any responsibilities, duties and obligations to the Debtor or its creditors that arise after the Effective Date under the Plan or applicable law. Nothing contained in the Plan shall release the Debtor’s officers and directors from claims for actions taken before the Effective Date, except as set forth in Article XII, Section 12.5 of the Plan.

4.             The Liquidating Supervisor shall assume all of the responsibilities, duties and obligations of the Debtor’s directors and officers that arise after the Effective Date under the Plan and applicable law, including, but not limited to, the following:

(i)                                     preparation and filing of corporate tax returns;

(ii)                                  preservation or liquidation of Assets or the distribution of Proceeds of Assets;

(iii)                               payment of post-confirmation fees due to the Office of the United States Trustee;

(iv)                              filing of status reports with the Bankruptcy Court or other parties in interest;

(v)                                 filing a motion for Final Decree;

(vi)                              approving or disapproving any corporate action;

(vii)                           responding to inquiries of creditors; and

(viii)                        carrying out any duty of care, loyalty or other duty imposed or imputed by law.

5.                                       In addition to the appointment of a Liquidating Supervisor, the Plan provides for the creation of a Post-Effective Date Committee to consult with the Liquidating Supervisor. The Post-Effective Date Committee shall consist of the members of the Committee as of the Effective Date that elect to remain on the Post-Effective Date Committee. The initial members of the Post-Effective Date Committee shall be set forth on a list to be filed with the Bankruptcy Court by the Committee on or before the hearing on confirmation of the Plan. The bylaws of the Committee as in effect on the Effective Date shall govern the proceedings of the Post-Effective Date Committee, subject to amendment by the Post-Effective Date Committee.

6.                                       The Liquidating Supervisor shall establish the Distribution Reserve from the property to be distributed under the Plan. No Distribution Reserve shall be established for Claims that are scheduled as unliquidated, disputed or contingent on the schedules filed by the Debtor unless proofs of Claim for such Claims have been filed with the Bankruptcy Court within the deadline established by the Bankruptcy Court. Upon resolution of a Disputed Claim by agreement or a Final Order, the Liquidating Supervisor shall make a Distribution to the holder of the resolved Claim out of the Distribution Reserve in an amount equal to the same amount that would have been distributed had the Disputed Claim been an Allowed Claim on the respective Distribution Date in the amount finally Allowed. Pending completion of the Claims review process any additional payments or other distributions corresponding to Claims which have been disallowed shall remain in the possession of the Liquidating Supervisor pending the final Distribution under this Plan.

7.                                       On or before the Initial Distribution Date, the Liquidating Supervisor shall pay in full, all Allowed Priority Tax Claims and Allowed Administrative Claims, and all Allowed Class I and II Claims. On or before the Initial Distribution Date, the Liquidating Supervisor shall pay the Initial Distribution Amount (subject to the Distribution Reserve) to holders of Allowed Class III, IV and V Claims and to the extent such Claims are satisfied in full with interest, then on account of Allowed Claims in Class VII and thereafter, Interests in Class VIII..

8.                                       Pursuant to Article VII, Section 7.2, all executory contracts and unexpired leases, other than those expressly assumed or listed on Exhibit C hereto, are deemed rejected as of the Confirmation Date.

9.                                       The Plan provides in Article XII, Section 12.5, for the release, discharge and exculpation of the Debtor, the Committee, the Trustees, the Chief Restructuring Officer and their respective present and former members, officers, directors, attorneys, advisors and agents acting in such capacity of any and all liability for acts during the period commencing on the Petition Date and ending on the Effective Date in connection with, or arising out of, the Bankruptcy Case, the Plan, this Disclosure Statement, the solicitation of votes for confirmation of the Plan, or the administration of the Plan, except for bad faith, willful misconduct, gross negligence or breach of fiduciary duty as determined by a Final Order. Creditors are referred to the aforementioned provision of the Plan for details of this exculpation.

10.                                 After the Confirmation Date, as provided in the order confirming the Plan, and except as provided as to the Holders of Class VI Claims, there shall be in place an injunction to the same extent and with the same effect as the automatic stay imposed by Section 362 of the Bankruptcy Code and such injunction will remain if effect until the final Distribution is made by the Liquidating Supervisor.

If the Plan is confirmed, its provisions will bind the Estate and any and all of the Debtor’s creditors, whether or not the claim or interest of such creditors is impaired under the Plan and whether or not the creditor or equity holder has, either individually or by a class, voted to accept the Plan.

Except as otherwise provided in the Plan or in the order confirming the Plan, after confirmation of the Plan all property dealt with by the Plan will be free and clear of all claims and interests of creditors.

8.3                               Certain Tax Consequences of the Plan.

The Plan may affect certain tax consequences as to the Debtor. As a result of losses suffered, the Debtor has certain Net Operating Losses. The Debtor believes it will retain the right to apply those Net Operating Losses to offset future arising tax liabilities, if any.

The Plan may also have tax consequences for claim and equity holders. In particular, receipt of less than full payment of claims, and a determination that the equity securities are valueless, may give rise to a right to certain tax deductions. The tax consequences arising from the Plan as to holders of claims and equity securities varies depending on the circumstances of each such holder.

HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTOR’S ESTATE SHOULD CONSULT THEIR OWN TAX ADVISERS CONCERNING THE TAX CONSEQUENCES OF THE PLAN TO THEM.

IX.           FEASIBILITY ANALYSIS

9.1          As a condition to confirmation of the Plan, Section 1129(a)(7)(A)(ii) of the Bankruptcy Code requires that each impaired class of Claims or interests must receive or retain at least the amount or value it would receive if the Estate were liquidated under a Chapter 7 scenario on the Effective Date of the Plan.

This liquidation analysis is based upon estimates and assumptions that, although developed and considered reasonable by the Debtor, are inherently subject to uncertainties and contingencies beyond the control of the Debtor. Accordingly, there can be no assurance that the values reflected in the liquidation analysis will not be subject to alteration. The liquidation analysis sets forth the estimated available assets and estimated current liabilities.

The Debtor estimates the Assets of, and Claims against, the Estate as of the Effective Date as follows:

Summary Estimate of Assets
Projected Cash on hand and in Bank	$7,200,000
Other Assets	$700,000
Causes of Action/tax refunds	$unknown

Estimated Total Assets Available(1)	$7,900,000

Summary Estimate of Claims

Administrative Claims	$930,000
Priority Claims ($1.6 million in filed claims) (2)	$800,000
Other Administrative Claims	$100,000

Estimated Total Expenses and Claims before Unsecured Claims	$1,830,000

Net Assets available for Unsecured Claims	$6,070,000
Class III Claims	$1,000,000 - $3,650,000
Class IV Claims	$9,000,000 - $16,000,000
Class V Claims	$32,500,000
Class VI Claims (receives no distribution under the plan)	$Unknown
Class VII Claims (only paid after Classes I through V paid in full)	$250,000
Class VIII Equity (only paid after Classes I through V and VII paid in full)	$Unknown

(1) Excluding Causes of Action and tax refunds.

(2) Many of the Priority Claims are filed for amounts that exceed the statutory cap of section 507(a)(4) of the Bankruptcy Code and will be reduced accordingly. Also, as noted earlier, the Department of Labor filed a claim in the amount of $885,581 which claim includes amounts already filed by former employees of the Bank. The Debtor estimates that there will be no more than $800,000 of Priority Claims after the resolution of these issues.

9.2           In order for the Plan to be confirmed, the Bankruptcy Court must determine that it is feasible, which generally means that the Liquidating Supervisor will have sufficient resources to meet obligations under the Plan on a timely basis. The Debtor believes that the Plan is feasible. The Debtor will have as least $7 million in unencumbered cash on the Effective Date, and expects its total obligations in respect of Allowed Unclassified Claims and Class I and II claims to be no more than $1.9 million.

X.            LIQUIDATION ALTERNATIVE

10.1        The primary advantage of the Plan over a Chapter 7 liquidation is that holders of Allowed Unsecured Claims are likely to receive distributions more promptly and frequently - and in a higher amount - than what would be available in a Chapter 7 case. Because the Plan contemplates that: (i) the Bankruptcy Court’s involvement will diminish substantially after the Effective Date and (ii) the Liquidating Supervisor, who is already familiar with the Assets of and Claims against the Estate - shall continue the process of Claims resolution without the necessity for additional investigation by a Chapter 7 Trustee and his/her separate new professionals, there will not be an additional layer of administrative expenses. The Plan offers the opportunity of avoiding additional administrative costs and delays that would result from a Chapter 7 liquidation.

At a minimum, a Chapter 7 Trustee would retain his/her own counsel, who would ordinarily need to devote a substantial amount of time reviewing the status of Claims and getting up to speed on various matters. Such review would include a substantial amount of time duplicating tasks previously performed by other Professionals in the case, thereby increasing both the costs and the time necessary to liquidate the Estate. Also, the statutory fee paid to the Chapter 7 Trustee, which could be as much as $300,000, would further deplete the Estate. Finally, in a Chapter 7 liquidation, creditors also ordinarily would not receive any interim Distributions.

In fact, the time value of money is a significant advantage of the Plan versus conversion to Chapter 7. Under the Plan, unsecured creditors holding Allowed Class III Claims may receive an Initial Distribution one hundred and twenty (120) days after the Effective Date. If this case were converted to a Chapter 7 proceeding, dividend distributions would be delayed for at least six (6) months because the Court is required to establish an additional bar date for filing proofs of Claim against the Estate. Upon conversion to Chapter 7, unsecured creditors are given an additional ninety (90) days to file Claims and governmental authorities are provided one hundred eighty (180) days to file proofs of Claim. Upon expiration of the Chapter 7 bar dates, particularly given the extraordinary number of creditors in this case, the Chapter 7 Trustee and/or his attorney would likely require considerable time to review the Claims and undertake the Claims resolution process. Thus, not only would the dividend paid to unsecured creditors suffer because Chapter 7 professional fees would be paid at the expense of these Claims, but unsecured creditors would actually have to wait months longer for that smaller distribution.

Consequently, the Debtor believes that the Plan’s lower total administrative costs and the expeditious distribution process combine to result in higher recovery for creditors than a Chapter 7 liquidation could ever offer.

NETBANK, INC.

	By:	/s/ Lee N. Katz
Lee N. Katz
Its: Chief Restructuring Officer
Dated: May 19, 2008

EXHIBIT B

NETBANK, INC.:  SCHEDULE OF POTENTIAL CAUSES OF ACTION

The following is a nonexclusive list of potential or actual parties against whom the Debtor could assert or has asserted a claim or cause of action. Inclusion of a party on this list does not mean the Debtor, the Liquidating Supervisor or the Chief Restructuring Officer necessarily will assert a claim against such party. The Debtor reserves the right to modify this list to amend parties or otherwise update this list, but disclaims any obligation to do so. In addition to possible causes of action and claims against persons or entities listed herein, the Debtor may have, in the ordinary course of business, numerous causes of action, claims, or rights against vendors and customers or others with whom it deals in the ordinary course of business (the “Ordinary Course Claims”). The Debtor reserves the right for either the Liquidating Supervisor or the Chief Restructuring Officer to enforce, sue on, settle or compromise (or decline to do any of the foregoing) the Ordinary Course Claims, as well as claims or causes of action against the parties listed below:

ABSOLUTE SECURITY LOCK, SAFE & KEY

ADAMS, EULA L.

AKERMAN SENTERFITT

AMERICAN EXPRESS

ANDELA CONSULTING GROUP, INC. (THE)

AUSTIN, LAURA

BANK OF AMERICA HARVEST OPPTY OFFSHORE ACCT.

BANK OF AMERICA HARVEST OPPTY PTRS

BANK OF AMERICA TUNLY PTRS II

BALLOONS BY BERNADETTE

BARCLAYS GLOBAL INVESTORS N.A.

BELLOWS, JOYCE R.

BRAUCH, R. THEODORE

BRUCE, CHARLIE

BURDSALL, RUSSELL L.

CABLE, STUART M.

CITIGROUP IROQUOIS MASTER ACCT.

COMMERCIAL CONTRACTORS INC.

COMPLIANCE BUILDERS INC.

COMPUTERSHARE

CRESA PARTNER

DARUMA ASSET MANAGEMENT, INC.

ELLIS LAWHORNE & SIMS P.A.

ERNST & YOUNG, LLP

EVERBANK

FEDERAL DEPOSIT INSURANCE CORPORATION

FINANCIAL ACCOUNTING STANDARDS BOARD

FREEMAN, DOUGLAS K.

GAVIN, DANIEL P.

GEORGIA DEPARTMENT OF REVENUE

GILMORE STREET INVESTORS LTD.

GMAC RFC

GOLDMAN SACHS OZ GLOBAL INVESTMENT FUND

GOLDMAN SACHS OZ MASTER FUND

GOLDMAN SACHS RHP MASTER FUND

GROSS, JAMES P.

HART, PATRICIA

HAYES COPENHAVER CRIDER

HEARD, J. STEPHEN

HENTHORN, KATHRYN E.

HERBERT, STEVEN F.

HOGAN, MIKE

HOLLAND & KNIGHT LLP

JOHNSON, JR., DAVID W.

JOHNSTON, VIRGINIA

JP MORGAN FLEET MARITIME ACCT

JP MORGAN GPCI VII ACCT

KELTON, ROBIN C.

KING & SPALDING

MAPSON, CHARLES E.

MCCOY, JERALD W.

MCI CONFERENCING

MERRILL COMMUNICATIONS LLC

MERRILL LYNCH INTERNATIONAL

MILDREN DESIGN GROUP PC

MILLS, CHRISTOPHER H.B.

MITTLEIDER, DOUGLAS

MITTLEIDER, JULIE

MOTHER GOOSE BALLOONS AND HELIUM, INC.

MULLER, JR. THOMAS H.

NBI TRUST PREFERRED I

NBI TRUST PREFERRED II

NBI TRUST PREFERRED III

NCR CORPORATION

NEVER ENOUGH THYME

NIMBUS CENTER LLC

OCH-ZIFF CAPITAL MANAGEMENT, INC.

OFFICE OF THRIFT SUPERVISION– (OTS)

OZ MANAGEMENT, LLC

OZ MASTER FUND, LTD.

PORTER KEADLE MOORE LLP

POWELL GOLDSTEIN FRAZER & MURPHY LLP

PRIMENEWSWIRE INC.

PRIVATE CAPITAL MANAGEMENT, INC.

PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD

REGISTER, CHIP

RIKER DANZIG SCHERER HYLAND PERRETTI LLP

ROSS, WILLIAM M.

SC DEPARTMENT OF REVENUE

SECRETARY OF STATE OF GEORGIA

SECRETARY OF STATE OF MONTANA

SHAREHOLDER.COM

SHEPHERD, MATTHEW

SMITH, III, JOEL A.

STRASBURGER & PRICE LLP

SUPERIOR VEHICLE TITLE SERVICE INC.

THOMSON FINANCIAL CORPORATE GROUP

TURNAGE, ROBERT J.

UBS – HUDSON BAY FUND

UBS – HUDSON BAY OVERSEAS FUND

UBS PAR INVESTMENT PARTNERS

UCC DIRECT SERVICES

UNITED PARCEL SERVICE

VERIZON CONFERENCING

ALL OF THE ABOVE PERSONS OR ENTITIES INCLUDE THEIR AGENTS, PROFESSIONALS, REPRESENTATIVES, SUCCESSORS, AFFILIATES AND ASSIGNS. THE PROPONENT EXPRESSLY RESERVES ALL RIGHTS, DEFENSES AND COUNTERCLAIMS AGAINST ANY PERSON OR ENTITY THAT HAS ASSERTED OR COULD ASSERT A CLAIM AGAINST THE DEBTOR. FURTHER, THE PROPONENT EXPRESSLY RESERVES THE RIGHT TO AMEND OR SUPPLEMENT THIS LIST AT ANY TIME.

EXHIBIT C

Schedule of Assumed Agreements And Cure Amounts

To Be  Provided Prior to Hearing Regarding Adequacy of Disclosure Statement